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SKR MANAGEMENT CORP.

                                February 24, 1998


Cedar Income Fund, Ltd.
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499
Attn:  Maureen DeWald, Esq.

Ladies and Gentlemen:

         SKR Management Corp. ("SKR") and Cedar Income Fund, Ltd. ("Cedar") have previously entered into a Memorandum of Understanding (the "MOU"), dated as of December 5, 1997. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the MOU. SKR has assigned its rights under the MOU to its affiliate, Cedar Bay Company ("Cedar Bay"). Section 19 of the MOU provides that the date contained in certain sections thereof may be extended to March 16, 1998 upon the deposit with the Escrow Agent of an additional $250,000 to be held as an increase in the Earnest Money Deposit pursuant to the Escrow Agreement. Cedar Bay hereby requests an extension of the time within which to purchase the Shares tendered pursuant to the Tender Offer commenced by Cedar Bay pursuant to the MOU on January 12, 1998 so that the expiration date (i.e., the time at which the Shares are accepted for payment) of the Tender Offer will be 12:00 midnight, New York City, on March 27, 1998. As of the close of trading on February 23, 1998, approximately 73% of the Shares had been tendered. Cedar Bay will cause appropriate amendments to its Schedule 14D-1 filing to be made with the Securities and Exchange Commission (the "SEC") and will cause a press release to be issued on Tuesday, February 24, 1998 announcing the extension to such date. As previously arranged, we will submit the draft amendments to your counsel beforehand for review.

         If the foregoing is acceptable to Cedar, kindly sign a copy hereof where indicated below and return it to us at your earliest opportunity by mail with copies by facsimile to us and to our counsel. Upon receipt thereof (by facsimile), we will (i) transfer to an account designated by you an additional $250,000 as an increase in the Earnest Money Deposit pursuant to Section 19 of the MOU, and (ii) consent to the transfer of the $750,000 currently held as an Earnest Money Deposit by the Escrow Agent, pursuant to the terms of the Escrow Agreement, to an account designated by Cedar; provided, however, that the aggregate of such $1,000,000 Earnest Money Deposit, together with interest and other amounts earned thereon, if any, be returned to SKR if (i) the Tender Offer is not consummated on March 27, 1998 solely as a result of a failure of the Tender Offer Conditions or (ii) the occurrence of a Repayment Event specified in Sections 2(ii), 2(iv), 2(v) or 2(vi) of the MOU. All other Repayment Events specified in Section 2 of the MOU are hereby deleted and shall be of no further force or effect. Cedar agrees that upon receipt


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of written confirmation from The Bank of New York (the depository bank/paying agent for the Tender Offer) of immediately available funds being deposited with The Bank of New York in an amount sufficient to pay the purchase price of all Shares validly tendered pursuant to the Tender Offer, less $1,000,000, Cedar will wire transfer the $1,000,000 Earnest Money Deposit to The Bank of New York to be used to purchase the Shares. In addition, Cedar Bay covenants that it will file by the close of the SEC's Washington office on Thursday February 26, 1998, an amendment to its Schedule 14D-1 containing responses to all issues expressly raised by the SEC to date, including the disclosure of certain financial statements. In the event that such filing is not timely made, the MOU shall terminate and Cedar shall be entitled to retain the entire $1,000,000 Earnest Money Deposit and all interest earned thereon. No assurance can be given by Cedar Bay or SKR that the SEC will not raise additional comments on such responses. Except as otherwise set forth herein, all other terms and conditions of the MOU shall remain in full force and effect. This agreement shall become effective upon receipt by Cedar of the aggregate of the $1,000,000 Earnest Money Deposit and the execution and delivery of this agreement by all parties hereto.


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ACKNOWLEDGED AND AGREED:                   Yours very truly,
                                           Cedar Bay Company, as assignee
CEDAR INCOME FUND, LTD.                    of SKR Management Corp.



By: /s/ Alan F. Fletcher                   By: /s/ Leo S. Ullman
   -----------------------------------         ---------------------------
   Name:  Alan F. Fletcher                     Leo S. Ullman, CEO
   Title: Vice President and Treasurer


                                           SKR MANAGEMENT CORP.




                                           By: /s/ Leo S. Ullman
                                               -----------------------------
                                               Leo S. Ullman, President